[PETERSON SULLIVAN PLLC LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amended Registration Statement on Form S-8 of Vitasti, Inc. (formerly Global Golf Holdings, Inc.) of our report dated August 23, 2004, on our audit of the consolidated balance sheet of Vitasti, Inc. as of May 31, 2004, and the related statements of operations, comprehensive income, stockholders' equity, and cash flows for the years ended May 31, 2004 and 2003, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended May 31, 2004.

/s/ Peterson Sullivan PLLC

December 9, 2004
Seattle, Washington